Exhibit 99.1
News Release
Boeing Capital Corporation P.O. Box 3707 MC6Y3-16 Seattle, WA 98124-2207 www.boeing.com

Boeing's Aircraft Financing Unit, Boeing Capital, to Discontinue Separate SEC Reporting in 2013

▪	Boeing will continue reporting on financing unit as part of corporate SEC filings

▪	Change will generate reporting efficiencies; Unit's future funding requirements to be provided by Boeing corporate

▪	Boeing guarantees Boeing Capital's outstanding publicly issued debt

▪	Customers, stakeholders will see no change in Boeing Capital's mission or operations

CHICAGO, Jan. 23, 2013 - Boeing (NYSE: BA) announced today that its aircraft financing and leasing unit, Boeing Capital Corporation (BCC), plans to suspend its separate U.S. Securities and Exchange Commission (SEC) reporting. The move will help streamline Boeing's financial reporting process while not affecting the financing and leasing unit's mission, operations or customer interactions. Boeing Capital's financial information will continue to be included in Boeing's SEC disclosures.

Boeing issued today a full and unconditional guarantee of all of the outstanding publicly-issued debt securities of Boeing Capital. The aircraft financing unit will suspend its separate SEC reporting after filing its Form 10-K for 2012 in the coming weeks. In connection with the plan to suspend reporting obligations, BCC will file with the SEC today to terminate its current debt registration statement.

“This action will generate efficiencies in Boeing's financial reporting process while allowing Boeing Capital to continue to fulfill its mission of supporting the company's Commercial Airplanes and Defense, Space & Security customers and managing its financial risks, ” said Mike Cave, Boeing Capital's president. “Our customers and stakeholders will see no change in Boeing Capital's mission or how it operates. In addition, Boeing Capital intends to continue to maintain a target debt-to-equity ratio of 5.0 to 1.”

Cave said any future funding requirements for Boeing Capital are expected to be raised at the corporate level and then provided to Boeing Capital through intercompany loans.

Boeing Capital's roots date back more than four decades in service to the aircraft financing needs of Boeing's customers around the globe.

“Boeing Capital will continue to be reported as a segment in Boeing's SEC reports, and we will continue to provide transparency into BCC's financial results, financial position and leverage,” said Diana Sands, Boeing's corporate vice president and controller.

BCC currently has approximately 150 employees and is based in Renton, Wash., near Seattle.
Contact:
John Kvasnosky
Communications, Boeing Capital Corp.
Office: 425-965-4057
Mobile: 206-898-9528
john.kvasnosky@boeing.com

Caution Concerning Forward-Looking Statements

Statements in this press release relating to the intention to maintain a target debt-to-equity ratio for BCC are forward-looking statements.  There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements.  These include, among others, prefunding of debt maturities, Boeing Capital's results for any particular quarter, and changes in Boeing's or Boeing Capital's target for Boeing Capital's leverage and other factors identified in the Boeing's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and the company assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

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